Exhibit 5.1

June 1, 2018
Board of Directors
MVB Financial Corp.
301 Virginia Avenue
Fairmont, West Virginia 26554

Re:     Registration Statement on Form S-8
MVB Financial Corp. 2013 Stock Incentive Plan (Amended)

Ladies and Gentleman:

We have acted as special West Virginia counsel for MVB Financial Corp., a West Virginia corporation (the “Company”), in connection with the matters set forth herein. This opinion is being delivered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 2,100,000 additional shares of Company common stock (the “Shares”) which are proposed to be offered and sold as described in the Company’s Registration Statement on Form S-8 (the “Registration Statement”) for the MVB Financial Corp. 2013 Stock Incentive Plan (Amended) (the “Plan”).

In connection with the issuance of this opinion, we have examined such documents, including (i) the Registration Statement, (ii) the Plan, (iii) the Articles of Incorporation of the Company, as amended through the date hereof, (iv) the Bylaws of the Company, as amended through the date hereof, (v) the resolutions of the Board of Directors of the Company adopted on March 21, 2017, and (vi) the 2017 Proxy Statement and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion set forth below.

Based upon the foregoing, we are of the opinion that:

1.    The Company is a corporation duly incorporated and validly existing under the laws of the State of West Virginia.

2.    The Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any related Award (as defined in the Plan), will be legally issued, fully paid and non-assessable.

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized

Spilman Thomas & Battle, PLLC
48 Donley Street | Suite 800 | PO Box 615 | Morgantown, West Virginia 26507-0615 | P 304.291.7920 | F 304.291.7979
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by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon representations of officers of the Company and of public officials.
Our opinion expressed above is limited to the laws of the State of West Virginia and the federal laws of the United States of America. We assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the caption “Legal Matters” contained in the prospectus included in the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SPILMAN THOMAS & BATTLE, PLLC

SPILMAN THOMAS & BATTLE, PLLC